Special Meeting of Shareholders (unaudited)
On Wednesday, April 28, 2010, a Special Meeting of Shareholders was held to consider the election of five Trustees of the Trust and the approval of an amendment of the Trust's Trust Instrument to allow the Board of Trustees to terminate the Trust, or a Fund or class within the Trust, without obtaining shareholder approval.
The results of the meeting are as follows:

The election of five trustees of the Trust:

                               No. of Shares        % of Shares Voted
Walter P. Neely          FOR:   489,126,720                100%
                    WITHHELD:         2,591                  0%
                       TOTAL:   489,129,311                100%

Joe J. Powell III        FOR:   489,126,720                100%
                    WITHHELD:         2,591                  0%
                       TOTAL:   489,129,311                100%

Duane Dewey              FOR:   489,126,720                100%
                    WITHHELD:         2,591                  0%
                       TOTAL:   489,129,311                100%

Shirley F. Olson         FOR:   489,126,720                100%
                    WITHHELD:         2,591                  0%
                       TOTAL:   489,129,311                100%

Michael Allen            FOR:   489,126,720                100%
                    WITHHELD:         2,591                  0%
                       TOTAL:   489,129,311                100%


* Mr. Dewey resigned as an Interested Trustee effective May 6, 2010.